UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): September 30, 2011
MedQuist Holdings Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35069 (Commission File Number)	98-0676666 (I.R.S. Employer Identification No.)
9009 Carothers Parkway
Franklin, Tennessee 37067
(Address of Principal Executive Offices) (Zip Code)
(866) 295-4600
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
As previously disclosed, MedQuist Holdings Inc. (the “Company”) and its indirect subsidiary, MedQuist Inc. (“MedQuist”) entered into the Credit Agreement, dated October 1, 2010 (the “Credit Agreement”) which, among other things, provided for a $25 million revolving credit facility (the “Revolving Facility”). Also as previously disclosed, the Credit Agreement was amended pursuant to a First Amendment to the Credit Agreement, Waiver and Consent dated July 11, 2011 (the “Amendment,” and together with the Credit Agreement, the “Amended Agreement”).
On September 30, 2011, MedQuist initiated a draw down of $22 million under the Revolving Facility for general corporate purposes (the “Advance”). The Advance bears an interest rate of 7.75% per annum. With the Advance and all previous draw downs, the entire $25 million of the Revolving Facility has been drawn upon and remains outstanding.
Amounts borrowed under the Revolving Facility (including the Advance) are due and payable, together with all unpaid interest, fees and other obligations, no later than October 1, 2015, or earlier upon exercise by the lenders under the Amended Agreement of their right to accelerate the due date of obligations upon the occurrence of an event of default, as described in Section 9.2 of the Credit Agreement.
The foregoing description is qualified in its entirety by reference to the full text of the Credit Agreement attached as Exhibit 10.2 to Amendment No. 1 to the Registration Statement on Form S-1 of the Company (File No. 333-169997) filed with the Securities and Exchange Commission (the “SEC”) on November 26, 2010 and the Amendment attached as Exhibit 10.1 of Form 8-K filed with the SEC on July 12, 2011, each of which are incorporated by reference into this Item 2.03.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 30, 2011	MedQuist Holdings Inc.
	By:	/s/ Mark R. Sullivan
Mark R. Sullivan
General Counsel and Chief Compliance Officer